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                                                                   EXHIBIT 10.16

Sandra Matson
The York Group
8554 Katy Freeway
#200
Houston, TX  77024

Sandra:

Congratulations on your promotion to Senior Vice President Casket Operations. I am confident your contribution to The York Group will continue to exceed our expectations.

On behalf of the Board of Directors of The York Group I am authorized to extend the following conditions as an agreement of retention for the year 2000:

o Retention bonus of 40% of your 12/31/99 earned annual salary to be paid no later than 12/31/00 if still employed with The York Group. A non-cause termination by the company would trigger a pro-rata distribution based on the termination date. Voluntary termination or termination for cause would eliminate this payment.

o A 6-month salary severance allowance (less normal severance provided in The York Group severance practice) for any non-cause termination by the company through the year-end (12/31/00).

o Accelerated vesting of your stock options in the event of a change of control by the company. Change of control being defined as any transfer of stock that exceeds 50.1%.

o Additionally, The York Group will pay a minimum payment of 25% of your 12/31/00 eligible salary as a performance bonus for the year 2000. This payment serves as a minimum guarantee against your year 2000 executive bonus program. Any payments above 25% of 12/31/00 eligible base pay up to the maximum allowable in the bonus program will be subject to the criteria established in The York Group, Inc. Executive Bonus Program. Distribution for this bonus will occur at the normal timing associated with The York Group, Inc. Executive Bonus Program.

Sandra, I would be pleased to answer any questions you might have as a result of this document and related issues associated with your new position. Good luck in your new role.

Sincerely,


The York Group
Robert T. Monteleone
Vice President Human Resources

cc:
Bob Rakich
Bill Wilcock
Employment File